PART II - EXHIBIT 12
                                                      --------------------

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                                              AMERICAN BRANDS, INC. AND SUBSIDIARIES

                                  STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (Dollar amounts in millions)



                                                                                                                  Three Months
                                                                                                                     Ended
                                                                    Years Ended December 31,                       March 31,
                                                     ------------------------------------------------------      --------------
                                                   1989          1990          1991         1992           1993         1994
                                                   ----          ----          ----         ----           ----         ----
Earnings Available:
 Income before income
 taxes and minority interest..........         $1,065.2      $1,044.6      $1,241.4     $1,401.9       $1,079.6       $257.0

 Less:    Excess of earnings over
          dividends of less than
          fifty percent owned
          companies...................              0.1           0.1           0.1          0.3            0.8          0.2

          Capitalized interest........              1.9           1.5           1.0          1.0            2.5          0.6
                                               --------      --------      --------     --------       --------       ------
                                                1,063.2       1,043.0       1,240.3      1,400.6        1,076.3        256.2
                                               ========      ========      ========     ========       ========       ======


Fixed Charges:

 Interest expense (including
   capitalized interest) and
   amortization of debt discount
   and expenses.......................            292.7         290.2         276.6        283.4          258.7         64.9
 Portion of rentals representative
   of an interest factor..............             22.0          27.6          30.7         32.6           30.1          7.7
                                               --------      --------      --------     --------       --------       ------
          Total Fixed Charges.........            314.7         317.8         307.3        316.0          288.8         72.6
                                               --------      --------      --------     --------       --------       ------
          Total Earnings Available....         $1,377.9      $1,360.8      $1,547.6     $1,716.6       $1,365.1       $328.8
                                               ========      ========      ========     ========       ========       ======
Ratio of Earnings to Fixed Charges....             4.38          4.28          5.04         5.43           4.73         4.53
                                                   ====          ====          ====         ====           ====         ====
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